Press Release

Vuzix Corporation Announces Delisting From the TSX Venture Exchange

ROCHESTER, NY (November 4, 2013): Vuzix Corporation (OTCQB: VUZI) (“Vuzix”), a leading developer and supplier of smart glasses, advises that, further to its: (i) Amendment No. 5 to its Registration Statement (filed on Form S-1) filed with applicable securities regulators on July 29, 2013; (ii) pricing prospectus dated July 30, 2013 filed with applicable securities regulators on July 30, 2013; and (iii) press releases dated July 30, 2013 and July 31, 2013, Vuzix today received a delisting notice from TSX Venture Exchange advising that the shares of Vuzix common stock (symbol VZX) will be delisted from the TSX Venture Exchange as a result of the common stock being sold and issued at a greater than 20% discount to the then current market price. And while Vuzix is disappointed with the delisting and acknowledges the transaction was closed without the TSXV Venture Exchange’s approval despite its efforts to secure such approvals, it stands by its decision that concluding the offering was in the best interests of the shareholders of Vuzix based on its financial position at the time. The shares of Vuzix have been suspended from trading on the TSX Venture Exchange since July 31, 2013 (former symbol TSX-V:VZX). The shares will be delisted effective as of November 13, 2013. Vuzix shares remain listed on the OTCQB market place listed under the symbol “VUZI”.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company's products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 33 patents and 15 additional patents pending and numerous IP licenses in the Video Eyewear field. The company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2013 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

For further Investor Information, please contact:

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: +1 (585) 359-7562